Exhibit 3.8

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

XM INVESTMENT LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of XM Investment LLC (the “Company”) is made and entered into, effective as of February 9, 2007, by XM Satellite Radio Holdings Inc., as the sole equity member of the Company (the “Equity Member” or the “Initial Member”).

Pursuant to that certain Amended and Restated Limited Liability Company Agreement of the Company dated August 31, 2005 (as amended, the “Existing Agreement”), XM Satellite Radio Holdings Inc., as the initial member of the Company authorized the execution of a Certificate of Formation of the Company and the filing thereof with the Secretary of State of the State of Delaware for the purpose of forming the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. section 18-101, et seq.), as amended from time to time (the “Act”).

Certain capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in Section 31.

The Equity Member wishes to, and does, hereby amend and restate the Existing Agreement in its entirety as follows:

1. Name. The name of the limited liability company is XM Investment LLC (the “Company”).

2. Certificate of Formation: Foreign Qualification.

(a) Joseph M. Titlebaum was authorized by the Initial Member to execute and cause the Certificate of Formation of the Company to be filed with the Secretary of State of the State of Delaware and is an authorized person within the meaning of the Act. Joseph M. Titlebaum executed the Certificate of Formation of the Company and caused such certificate to be filed with the Secretary of State of the State of Delaware and, upon the filing thereof, the Company was formed. Any Executive Manager or any person appointed by an Executive Manager shall be an authorized person within the meaning of the Act.

(b) The managers of the Company (the “Managers”) shall cause the Company to be qualified to do business and maintain its good standing in any jurisdiction in which such qualification is necessary or in which it is deemed desirable by the Managers in carrying out the Company’s business, and pursuant thereto the Managers are authorized to appoint a registered agent and establish a registered office in such jurisdiction to cause the Company to operate in such jurisdiction under another name selected by the Managers, in compliance with the assumed name statute of such jurisdiction, if the Company is not allowed under the laws of the jurisdiction to operate under the name “XM Investment LLC.”

3. Purpose and Powers.

(a) Notwithstanding any provision hereof to the contrary, the nature of the business and the purposes to be conducted and promoted by the Company has been since its formation and shall continue to be to engage solely in the following activities: (i) to purchase, own, hold, sell, trade, assign, transfer, operate, develop, lease, manage, mortgage, pledge and otherwise operate and deal with a certain parcel of real property located at 60 Florida Avenue, N.E., Washington, D.C. 20002, together with all improvements located thereon (the “Property”) and (ii) to enter into and perform its obligations under the Equity Wrap Documents.

(b) In order to carry out its purposes, the Company shall have and be authorized to exercise all powers conferred by the Act and any other applicable law as in effect from time to time, and shall be empowered and authorized to engage in such lawful acts and activities, as may, in the judgment of the Managers, be necessary or convenient to carry out, promote or attain the purposes set forth in Section 3(a).

(c) Notwithstanding any provision hereof to the contrary, during the Covered Period, the following shall govern: The Company shall only incur indebtedness as set forth in Section 21(a)(iv) of this Agreement. For so long as any mortgage lien exists on any of the Property, the Company shall not incur, assume, or guaranty any other indebtedness. The Company shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity. Subject to Section 28 of this Agreement, during the Covered Period, no material amendment to this Agreement may be made without first obtaining approval of the mortgagees holding first mortgages on the Property.

(d) Notwithstanding any other provision of this Agreement or the Act, the Company, and any Executive Manager or any Officer (as defined in Section 14(a)) on behalf of the Company, may enter into and perform the Equity Wrap Documents and all documents, agreements, instruments, certificates and financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager, Officer or other Person; provided, however, that the foregoing authorization shall not be deemed a restriction on the powers of any Executive Manager or any Officer to enter into other agreements or documents on behalf of the Company in accordance with the provisions of this Agreement.

4. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and shall continue until the dissolution of the Company in accordance with the terms hereof. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in the Act and this Agreement.

5. Principal Business Office. The principal business office and chief executive office of the Company shall be located at 1500 Eckington Place, Washington, DC 20002 or at such other location as may hereafter be determined by the Managers.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (county of New Castle).

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (county of New Castle).

8. Members.

(a) Classes of Members. There shall be two classes of members of the Company, as follows:

(i) Equity Member. The name and the mailing address of the Equity Member, which hereby continues as a member of the Company simultaneously with its execution of this Agreement, are as follows:

Name	Address
XM Satellite Radio Holdings Inc.	1500 Eckington Place, N.E. Washington, D.C. 20002

The Equity Member shall be the only Member with an interest in the profits, losses, distributions and capital of the Company. The Equity Member shall have the right to elect and remove the Managers, subject to the provisions of Section 13(c) relating to the removal of, and election of a replacement for, the Independent Manager. Except for the rights specifically granted herein to the Independent Member and as may be expressly required by law, the Equity Member shall be the only Member with any voting rights.

(ii) Independent Member. During the Covered Period, the Company shall have one member of the Company designated as the “Independent Member.” The Independent Member shall be the same Person as the Independent Manager and shall satisfy the requirements for being an Independent Manager set forth in the definition thereof. The initial Independent Member is that Person executing this Agreement as such, on the signature page hereto, and is hereby admitted to the Company as a member of the Company simultaneously with its execution of this Agreement. Pursuant to Section 18-301 of the Act, an Independent Member, as such, shall have no limited liability company interest in the Company, including, without limitation, no interest in the profits, losses, distributions or capital of the Company. An Independent Member shall be entitled to vote on (x) any Bankruptcy Action by or on behalf of the Company; (y) subject to the provisions of Section 20 hereof, the dissolution of the Company following the death, retirement, resignation, expulsion, or dissolution of a Member or the occurrence of any other event that terminates the continued membership of any Member; and (z) such other matters, if any, as may be expressly set forth in this Agreement. An Independent Member, as such, shall have no other voting rights. At such time as the Company is no longer required to have an Independent Manager pursuant to the terms of this Agreement, then the Independent Member shall no longer be, and shall automatically be deemed to have resigned from the Company as, a member of the Company. During any period when the Company does not have (and is required under this Section 8(a)(ii) to have) an Independent Member, the Company shall not take any action requiring the vote or consent of the Independent Member under this Agreement.

(b) Voting. On any matter upon which an Independent Member shall be entitled to vote or grant consent, approval of such matter by the Members shall require the affirmative vote of the Independent Member, and, if the Equity Member is entitled to vote thereon, the Equity Member.

(c) Federal Income Tax Characterization. For federal income tax purposes, the Company shall be deemed to have a single “member” (as such term is used in the regulations under Section 7701 of the Internal Revenue Code of 1986, as amended) and is intended to be disregarded as a separate entity for federal income tax purposes (and solely for such purposes) pursuant to such Section 7701 and the regulations thereunder.

(d) Duties Among Members. In exercising voting and other rights under this Agreement, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, no Member (i) shall have any fiduciary duty to the Company or any other Member or (ii) shall be liable for (or otherwise prevented from) exercising such rights in a manner that solely benefits its economic and business interests, without regard to the interests of the Company or the other Members; provided, however, that the Members shall be entitled to, and the Independent Member shall be required to, consider the interests of creditors of the Company in exercising voting and other rights under this Agreement or taking any other limited liability company action.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and a Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Equity Member has made contributions to the capital of the Company.

11. Additional Contributions. The Equity Member is not required to make any additional capital contribution to the Company. The Equity Member shall be entitled, upon the request of the Company, in its sole discretion, to contribute additional capital to the Company, on such terms as the Board of Managers may determine. No interest shall accrue on any contribution and the Equity Member shall expressly have no right to withdraw or be repaid or receive any return on any contribution, except in each case as expressly provided in this Agreement. Pursuant to Section 18-301 of the Act, the Independent Member shall not be required to make any contribution to the capital of the Company.

12. Distributions. The Managers from time to time may determine the amount of cash and other property of the Company that is reasonably necessary for the operation of the Company and that is available for distribution to the Equity Member and, in their discretion, may cause the Company to distribute such cash and property to the Equity Member. Notwithstanding the preceding sentence or any other provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Equity Member on account of its interest in the Company if such distribution would violate any limitations imposed by Section 18-607 or 18-804 of the Act or other applicable law and by the Equity Wrap Documents and any other contractual obligations of the Company.

13. Management.

(a) By Managers. In accordance with Section 18-402 of the Act, management of the Company is vested in the Board of Managers. Each Manager is hereby designated as a “manager” of the Company within the meaning of the Act. Subject to any nonwaivable provisions of applicable law and compliance with any provisions of this Agreement requiring the approval of one or more Members for certain matters, the Board of Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein or customary or incident to the management of the Company’s business.

(b) Number, Tenure and Qualifications of Managers. The Company initially shall have five (5) Managers comprising the “Board of Managers.” The number of Managers that will comprise the entire Board of Managers shall be fixed from time to time by the Equity Member, but in no instance shall there be less than one Manager (in addition to any Independent Manager) and during the Covered Period, the Board of Managers shall include one Independent Manager. Subject to the provisions of Section 13(c) below, the Equity Member may remove any of the Managers at any time and from time to time, with or without cause, and may designate a person to serve as a successor Manager in the event of the death, incapacity, resignation or removal of a Manager. Each person appointed to serve as a Manager shall serve until a successor Manager is appointed as provided hereunder or until such person’s earlier death or incapacitation.

(c) Independent Manager. During the Covered Period: (i) the Board of Managers shall include one Independent Manager; (ii) the Independent Manager may not be removed other than by the unanimous vote of the Executive Committee for cause; and (iii) if the Independent Manager should resign, die, become incapacitated or be removed, the Executive Committee shall appoint another Person as Independent Manager as promptly as possible; provided that, during any interim period when the Company does not have (but is required under this Section 13(c) to have) an Independent Manager, the Company shall not take any action expressly requiring the vote or consent of the Independent Manager under this Agreement. An Independent Manager shall not voluntarily resign or be removed, and any such resignation or removal shall not be effective, until such time as a replacement has been selected and assumed the position of Independent Manager (and been admitted to the Company as a successor Independent Member as provided in this Agreement) by signing a counterpart signature page of this Agreement or a separate instrument in which he or she agrees to be bound by the terms of this Agreement. In connection with any vote or other act or omission to vote or other act by an Independent Manager under this Agreement or otherwise, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall owe no fiduciary duty to the Members and shall only owe a fiduciary duty to the Company as a whole, including but not limited to the creditors of the Company.

(d) Executive Committee. The Managers other than the Independent Manager shall constitute the Executive Managers of the Company (the “Executive Managers”). The Executive Managers, acting as a committee of the Board of Managers (the “Executive Committee”), shall exercise all of the right, power and authority vested in the Board of Managers by this Agreement or the Act to manage, operate, and control the business and affairs of the Company, other than with respect to actions by the Company for which this Agreement expressly requires the consent or approval of the Independent Manager or one or more Members. The term Managers as used herein shall be deemed to mean the Executive Managers unless the provision of this Agreement containing such term expressly requires the consent or approval of the Independent Manager.

(e) Initial Managers. The initial Executive Managers shall be Gary Parsons, Hugh Panero, Joseph J. Euteneuer, Joseph M. Titlebaum and Nathaniel A. Davis. The initial Independent Manager is that Person executing this Agreement as such on the signature page hereto.

(f) Meetings. Meetings of the Board of Managers or the Executive Committee may be called by any Manager entitled to participate in the meeting or the President, and shall be called by the President upon the request of the Equity Member, upon at least one day’s notice in writing, by electronic mail or by telephone to all Managers entitled to participate in the meeting in writing or by telephone. Meetings may be held by telephone or any other communication by means of which all participating Managers can simultaneously hear each other during the meeting.

(g) Quorum. No action may be taken at a meeting of the Board of Managers or the Executive Committee unless a quorum consisting of a majority of Managers entitled to participate in the meeting is present.

(h) Required Vote; Voting Rights. Except where a greater percentage is expressly required by this Agreement, to be approved, any action by the Board of Managers or the Executive Committee taken at a meeting must be approved by the affirmative vote of Managers with a majority of the votes cast at a meeting at which a quorum exists and, with respect to actions for which this Agreement expressly requires the vote or consent of the Independent Manager, the vote of the Independent Manager. Each Manager present at a meeting and entitled to participate in such meeting shall be entitled to one vote with respect to any action.

(i) Action by Written Consent. Any action to be taken by the Board of Managers or the Executive Committee may be taken without a meeting if consents in writing setting forth the action so taken are signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote were present.

(j) Interests of Certain Persons. The Managers shall be required, in the exercise of their reasonable business judgment, to consider the interest of the creditors of the Company in taking all action on behalf of the Company.

(k) Compensation of Managers. The Managers shall be reimbursed for all reasonable expenses incurred in connection with the performance of their duties as Managers. In addition, the Independent Manager shall be entitled to reasonable compensation, in an amount determined from time to time by the Executive Committee.

(l) Members Not Agents. The Members shall have no authority to act in the name of and for the Company or to bind the Company solely by virtue of being a member of the Company.

(m) Limitation on Authority. During the Covered Period, the Company shall not, and the Managers shall not permit the Company to, incur, create or assume any indebtedness or guarantee or have any consensual contingent obligation for the obligations of any other Person, except as set forth in Section 21(a)(iv) of this Agreement.

(n) Right to Rely on Managers. Any Person dealing with the Company shall be entitled to rely (without further duty of inquiry) upon a certificate signed by any Manager or Officer of the Company, as to:

(i) the identity of any Manager, Member, or Officer;

(ii) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts on behalf of the Company by any Member, Manager or Officer or that are in any other manner germane to the affairs of the Company;

(iii) the Persons who are authorized to execute and deliver any instrument or document of the Company; or

(iv) any other matter whatsoever involving the Company or any Member.

14. Officers.

(a) The Executive Committee may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including without limitation President, Vice President, Secretary, and Treasurer) to any such person. Unless the Executive Committee decides otherwise, or as otherwise expressly provided in this Agreement, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14(a) may be amended or revoked at any time by the Executive Committee. The Officers of the Company immediately following the execution of this Agreement shall be the persons who currently are officers of the Company, each of whom shall hold the office that he or she currently holds, and have the authorities and duties associated with such office that he or she is currently assigned, until he or she resigns or is removed.

(b) Officers Not To Engage in Activities Detrimental to the Company. The Officers, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company; provided, however, that the Officers shall not engage in any activity that is detrimental to the interest of the Company. The Officers, acting in the capacity of officers, shall not be obligated to offer to the Company or to the Equity Member any opportunity to participate in any such other business venture. Neither the Company nor the Equity Members shall have any right to any income or profit derived from any such other business venture of the Officers. The Equity Member acknowledges that each Officer may, from time to time, be an employee of third parties unconnected with the Company and shall only be required to dedicate such time to the affairs of the Company as such Officer, in his or her sole discretion, deems necessary.

15. Other Business. The Equity Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights to any income or profit derived from any such other business venture of the Equity Member.

16. Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Members, Managers or Officers, as the case may be, by this Agreement, except that a Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of his, her, or its willful misconduct. To the fullest extent permitted by applicable law, each Member, Manager and Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by him, her or it by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. Notwithstanding any provision hereof to the contrary, any indemnification owed by the Company hereunder shall be fully subordinated to the Obligations and shall not constitute a claim against the Company in the event that cash flow is insufficient to pay such indemnification.

17. Assignments; Transfers.

(a) The Equity Member may assign or otherwise transfer its interest in the Company in whole or in part so long as (i) such assignment does not cause a dissolution of the Company or cause a breach or default under any Equity Wrap Document, and (ii) such transfer meets the requirements set forth in the Equity Wrap Documents and under this Agreement.

(b) An Independent Member shall not have any right to assign or transfer its rights as an Independent Member. Such rights shall be exercised solely through a Person who is an Independent Manager from time to time.

(c) If the Equity Member assigns or transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company as the Equity Member and shall exercise all the rights and powers of the transferor Equity Member (the “Transferor”) upon the execution by the transferee of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the Transferor shall cease to be the Equity Member.

18. Resignation; Withdrawal. The Equity Member shall not be entitled to resign or withdraw from the Company prior to the dissolution and winding up of the Company, unless it shall have transferred all of its interest in the Company to one or more other Persons in accordance with this Agreement and such Person or Persons shall have been admitted as an Equity Member in accordance with this Agreement. An Independent Member shall be entitled to resign only if he or she concurrently is resigning, or is removed, from his or her position as Independent Manager, and the resignation of the Independent Member shall be effective, without any further action by the Independent Member, upon the replacement of such Person assuming the position of Independent Manager, whereupon such replacement shall automatically and simultaneously become and be deemed admitted to the Company as the substituted Independent Member.

19. Status under Uniform Commercial Code. It is the intention of the Equity Member and the Company that the interest of the Equity Member in the Company shall not be a “security” as defined and governed by Article 8 of the Uniform Commercial Code as adopted in the State of New York and the State of Delaware. Such interest is and shall remain uncertificated.

20. Dissolution.

Subject to Section 21(a)(xii), the Company shall dissolve, and its affairs shall be wound up, solely upon the first to occur of the following, unless the Members eligible to vote elect to continue the Company to the extent permitted under the Act:

(a) at the time specified in a written consent of the Equity Member, provided that the Company shall not be dissolved under this Section 20(a) during the Covered Period;

(b) at any time that there are no remaining Members, provided that the Company shall not be dissolved and is not required to be wound up if, within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member, (i) the personal representative (as defined in the Act) of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member, or (ii) the

Managers, by a unanimous vote (including the Independent Manager during the Covered Period), elect to continue the Company and designate and admit a Person as a member of the Company (with or without an equity interest), effective as of the occurrence of the event that terminated the continued membership of the last remaining Member; or

(c) at the time specified in a decree of judicial dissolution under the Act.

The death, retirement, resignation, expulsion or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not, in and of itself, cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall continue without dissolution, unless, within 90 days following the occurrence of such event, all Members eligible to vote agree in writing to dissolve the Company; provided, however, that during the Covered Period, the Members shall not agree to dissolve the Company and the Company shall not be dissolved upon the occurrence of any such event.

The foregoing constitute the only events upon which the Company shall be dissolved and its affairs wound up, notwithstanding any provisions of the Act.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Notwithstanding any provision hereof to the contrary, if the Company is dissolved, the mortgagees holding first mortgages on the Property (including any supplements, modifications or amendments thereto) may continue to exercise all of their rights under the existing security agreements or mortgages until the debt underlying the mortgage liens has been paid in full or otherwise completely discharged.

Notwithstanding any other provision of this Agreement, the Bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member, or, during the Covered Period, the occurrence of an event that causes a Member to cease to be a member of the Company.

The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Equity Member in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

21. Separateness Requirements.

(a) Notwithstanding any provision in this Agreement to the contrary, in order to preserve and ensure its separate and distinct identity, in addition to the other provisions set forth in this Agreement, the Company has conducted and shall conduct its affairs in accordance with the following provisions (all statements which follow which refer to past conduct shall be applicable to all times since the Company’s formation and all statements which refer to future conduct shall be applicable at all times during the Covered Period):

(i) The Company has not owned, does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.

(ii) The Company will not engage in any business other than to purchase, own, hold, sell, trade, assign, transfer, operate, develop, lease, manage, mortgage, pledge and otherwise operate and deal with the Property and to enter into and perform its obligations under the Equity Wrap Documents.

(iii) Except as permitted by Equity Wrap Documents, the Company has not entered into and will not enter into any contract or agreement with (i) any Affiliate of the Company, (ii) any constituent party of the Company, (iii) any guarantor (an “Indemnitor”) of the Obligations or any part thereof, or (iv) any Affiliate of any constituent party of the Company or any Indemnitor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with third parties other than any such party. The Company has maintained and will maintain an arm’s length relationship with its Affiliates.

(iv) The Company will not incur, create or assume any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) unsecured trade payables incurred in the ordinary course of its business of owning and operating the Property, provided that such trade payables (A) are not evidenced by a note, and (B) are not, unless being contested in accordance with the terms of the Deed of Trust, outstanding for more than sixty (60) days from the date incurred with trade creditors and are in amounts as are normal and reasonable under the circumstances, and (ii) such other indebtedness that is permitted by the Equity Wrap Documents. No indebtedness may be secured (senior, subordinate or pari passu) by the Property. Notwithstanding any other provision in this Section 21(a)(iv), the Company may, during the Covered Period, (i) incur the Obligations, and (ii) enter into and perform the Equity Wrap Documents, including, without limitation, the Deed of Trust, and all other documents, agreements, instruments, certificates and financing statements contemplated thereby or related thereto.

(v) The Company has not made and will not make any loans or advances to any third party (including any Affiliates of the Company or any Indemnitor), shall not pledge its assets for the benefit of any other Person (other than pledges of Property to the Owner Participant and any of its successors in interest under the Deed of Trust) and shall not acquire obligations or securities of its Affiliates.

(vi) The Company has been, is and will remain solvent and shall not incur any indebtedness which the Company will not be able to repay when due, and the Company has paid and will pay its debts and liabilities from its own assets as the same shall become due. The Company agrees to give prompt notice to Owner Participant of the insolvency or bankruptcy filing of the Company or any equity member of the Company, and of the death, insolvency or bankruptcy filing of any Indemnitor.

(vii) The Company has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence as a single purpose limited liability company.

(viii) The Company has maintained and will maintain all of its books, records, financial statements and bank accounts in its own name and separate from those of its Affiliates and any constituent party of the Company. The Company has prepared and maintained and will prepare and maintain its financial records and accounts in accordance with sound accounting principles consistently applied and susceptible to audit.

(ix) The Company has been and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate thereof) including any member of the Company or any Affiliate of any member of the Company, shall correct any known misunderstanding regarding its status as a separate entity, has conducted and shall conduct business in its own name, has not and shall not identify itself or any of its Affiliates as a division or part of the other, and shall maintain and utilize separate stationery, invoices and checks.

(x) The Company will file its own tax returns or, if the Company is part of a consolidated group for purposes of filing tax returns, the Company will be shown as a separate member of such group. Notwithstanding the foregoing, if the Company is owned by the Equity Member, the Company will report its taxable income or loss as part of the separate company information of Equity Member for inclusion in the Equity Member’s consolidated income tax return, or as applicable law otherwise permits or requires.

(xi) The Company will retain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (the Company shall be permitted to distribute any remaining cash after payment of its current obligations and funding of appropriate operating reserves).

(xii) To the fullest extent permitted by law, neither the Company nor any constituent party of the Company will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Company.

(xiii) The Company has not and will not commingle the funds and other assets of the Company with those of any Affiliate or constituent party of the Company, any Indemnitor, any Affiliate of any such constituent party or Indemnitor, or any other Person.

(xiv) The Company has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party of the Company, any Indemnitor, any Affiliate of any such constituent party or Indemnitor, or any other Person.

(xv) The Company does not and will not guarantee, become obligated for or hold itself out to be responsible for the debts or obligations of any other Person or the decisions or actions respecting the daily business or affairs of any other Person except as permitted by the Equity Wrap Documents. The Company has not and will not hold its assets out as being available for the payment of any liability of any other Person.

(xvi) The Company will not permit any Affiliate, except in the role as property manager satisfying the requirements of the Deed of Trust, independent access to its bank accounts.

(xvii) The Company has paid and shall pay the salaries of its own employees from its own funds.

(xviii) The Company has allocated and shall allocate fairly and reasonably any overhead for any office space which the Company shares with any other Person.

(b) Notwithstanding any provision hereof to the contrary, during the Covered Period, the Equity Member shall not:

(i) hold its credit out as available to pay the debts of the Company;

(ii) pay the debts of the Company;

(iii) hold itself out other than as a separate and distinct entity from the Company; or

(iv) hold its assets in the Company’s name.

Failure of the Company, or a Member, Manager or Officer on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of a Member. The Members hereby agree that the entering into and performance by the Company of the Equity Wrap Documents in accordance with the terms and conditions thereof shall not be deemed to have caused the Company to have violated, or to have failed to comply with, any of the foregoing covenants set forth in this Section 21 or any other covenants contained in this Agreement.

22. Special Voting Matters.

(a) Sale, Consolidation, Merger. The Company shall not, without the approval of the Equity Member and (during the Covered Period) the Independent Member and the affirmative vote of all the Managers, including (during the Covered Period) the affirmative vote of the Independent Manager, consolidate, merge or sell all or substantially all of its assets.

(b) Bankruptcy. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, any Member, any Manager, any Officer or any other Person, the Company shall not, without the approval of the Equity Member and (during the Covered Period) the Independent Member and the affirmative vote of all the Managers, including (during the Covered Period) the affirmative vote of the Independent Manager, institute proceedings for the Company to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition with respect to the Company or consent to a petition with respect to the Company seeking reorganization or relief under any applicable Federal or state laws relating to bankruptcy or insolvency, or appoint or consent to the appointment of receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its properties, or make any assignment for the benefit of creditors, or except as required by law, admit in writing the inability to pay its debts generally as they become due, declare or effect a moratorium on the payment of any obligations, or take any action as a limited liability company in furtherance of any such action (collectively, a “Bankruptcy Action”).

23. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Effect of Provisions Inconsistent with Act. It is the intention of the parties that any provision hereof that is inconsistent with the provisions of the Act be given effect to the maximum extent permitted under the Act.

25. Binding Effect. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Equity Member and the Independent Member.

26. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

27. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. The parties hereto hereby consent to (i) the non-exclusive jurisdiction of the courts of the State of Delaware and (ii) service of process by mail.

28. Amendments. This Agreement may be amended or modified by a written instrument executed by the Equity Member. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, during the Covered Period, the provisions of Section 21 and this Section 28 shall not be amended and the provisions of Sections 3(a), 3(c), 8(a)(ii), 8(b), 8(d), 11 (last sentence), 13(b), 13(c), 13(h), 13(j), 13(k) (second sentence), 13(m), 17(a), 17(b), 18, 20 and 22 and the definitions set forth in Section 31 of the defined terms used in the foregoing provisions, shall not be amended except in accordance with the applicable provisions of the Equity Wrap Documents and with Owner Participant’s prior written consent.

29. No Third Party Beneficiaries. The provisions of this Agreement shall not be for the benefit of, nor shall they be enforceable by, any Person who is not a party to this Agreement other than Owner Participant or Collateral Agent, acting on behalf of Owner Participant.

30. No Partnership Intended for Non-Tax Purposes. The Members are continuing the Company under the Act, and expressly do not intend hereby to form a partnership under either the Delaware Revised Uniform Partnership Act nor the Delaware Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

31. Certain Definitions. As used herein, the following capitalized terms have the meanings set forth below:

“Act” has the meaning ascribed thereto in the first recital of this Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, the terms “control”, “controlled”, or “controlling” with respect to a specified Person shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such Person, as the case may be, directly or indirectly, or acting through one or more Persons; provided, however, that nothing herein shall be construed as making the shareholders of any publicly-traded company Affiliates of that publicly-traded company or any of that publicly-traded company’s subsidiaries, (ii) the control in any manner over the managing member(s) or the election of more than one director or trustee (or persons exercising similar functions) of such Person, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Bankruptcy Action” has the meaning ascribed thereto in Section 22(b).

“Board of Managers” has the meaning ascribed thereto in Section 13(b).

“Collateral Agent” means Satellite Leasing (702-4) LLC, a Delaware limited liability company and its successors and assigns.

“Company” has the meaning ascribed thereto in the Preamble.

“Covered Period” means that period of time commencing on the Effective Date and ending at such time as the Obligations shall be satisfied in full.

“Deed of Trust” shall mean that certain Deed of Trust, Security Agreement and Fixture Filing, effective as of February 12, 2007, from the Company to First American Title Insurance Company as trustee for the benefit of Owner Participant.

“Effective Date” means the date of closing under the Equity Wrap Agreement.

“Equity Member” has the meaning ascribed thereto in the Preamble, or any permitted successor or assign, each in its capacity as a member of the Company, for so long as such Person remains a member of the Company.

“Equity Wrap Agreement” means that certain Equity Wrap Agreement, dated as of February 12, 2007, among the Company, XM 1500 Eckington LLC, a Delaware limited liability company, Owner Participant and Collateral Agent.

“Equity Wrap Documents” has the meaning ascribed thereto in the Equity Wrap Agreement.

“Executive Committee” has the meaning ascribed thereto in Section 13(d).

“Independent Manager” means an individual who has not been, and during the continuation of his or her services as Independent Manager (i) except in the capacity as an Independent Manager of the Company, is not a present or former employee, officer, director, shareholder, partner, member, counsel, accountant, advisor or agent of the Company or any Affiliate, (ii) is not a present or former customer or supplier of the Company or any Affiliate, or other Person who derives or is entitled to derive any of its profits or revenues or any payments (other than any fee paid to such manager as compensation for such manager to serve as an Independent Manager) from the Company or any Affiliate, (iii) is not (and is not affiliated with an entity that is) a present or former significant advisor or consultant to the Company or any Affiliate, (iv) is not a spouse, parent, child, grandchild or sibling of, or otherwise related (by blood or by law) to, any of (i), (ii) or (iii) above, and (v) is not affiliated with a person or entity of which the Company or any Affiliate is a present or former customer or supplier, provided, however, that an entity that provides independent managers as a service for a fee is not prohibited from providing one or more independent managers to the Company.

“Independent Member” has the meaning ascribed thereto in Section 8(a)(ii), or any permitted successor, each in its capacity as a member of the Company, for so long as such Person remains a member of the Company.

“Member” means an Equity Member or an Independent Member.

“Obligations” means the obligations of the Company as provided in the Equity Wrap Documents.

“Owner Participant” means Satellite Leasing (702-4), LLC, a Delaware limited liability company and its successors and assigns.

“Person” means a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Property” has the meaning ascribed thereto in Section 3(a).

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first set forth above.

XM SATELLITE RADIO HOLDINGS INC., the Equity Member

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:

JAMES FLEISCHER, the non-equity, Independent Member and the Independent Manager

/s/ James Fleischer
James Fleischer